Exhibit 23

Deloitte & Touche LLP
Saltire Court
20 Castle Terrace
Edinburgh EH1 20B

Tel: +44 (0) 131 221 0002
Fax: +44 (0) 131 535 7888
DX 553050 Edinburgh 18
www.deloitte.co.uk

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The Royal Bank of Scotland Group plc on Form 5-8 of our report dated 18 February 2004 , appearing to the Annual Report on Farm 20-F of The Royal Bank of Scotland Group plc for The year ended 31 December 2003.

11 May 2004